Exhibit 3.4

INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles of Amendment and Restatement (the “Articles”).

SECOND: The sole party to the Articles is Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on April 4, 2023.

FOURTH: Section 7.3 of Article VII of the Articles as previously filed with the SDAT is set forth below:

Section 7.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (including as compensation for the Independent Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

FIFTH: Section 7.3 of Article VII of the Articles as corrected hereby is set forth below:

Section 7.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (including as compensation for the Independent Directors (as defined in the Bylaws) or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of August, 2024.

ATTEST: INVESCO COMMERCIAL REAL ESTATE
FINANCE TRUST, INC.

/s/ Tina M. Carew                    /s/ Hubert J. Crouch
_______________________________ By: _____________________________ (SEAL)
Name: Tina M. Carew Name: Hubert J. Crouch
Title: Secretary Title: Chief Executive Officer